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                                                                    Exhibit 12.1

Arch Western Resources
Ratio of Earnings to Combined Fixed Charges and Preference Dividends (Dollars in millions, except ratios)


                                                                                     Year ended December 31,
                                                              ----------------------------------------------------------------------
                                                                2003        2002         2001        2000        1999         1998
                                                              ----------------------------------------------------------------------
Earnings:
  Income (loss) from operations                                62,710      49,824       60,370      12,451      27,152       (5,032)
  Fixed charges net of capitalized interest                    46,157      44,256       47,003      49,466      51,926       31,000
  Amortization of capitalized interest                             75          45           40          56          --           --
                                                              ----------------------------------------------------------------------
    Earnings before taxes and combined fixed
        charges and preference dividends                      108,942      94,125      107,413      61,973      79,078       25,968

Fixed charges:
  Interest expense                                             44,681      43,605       44,638      46,957      49,950       29,282
  Capitalized interest                                             --        (711)          --          --      (1,190)         (39)
  Dividends on preferred membership interest                       95          95           95          96          95           57
  Portions of rent which represent an interest factor           1,381       1,267        2,270       2,413       3,071        1,700
                                                              ----------------------------------------------------------------------
    Total combined fixed charges and preference dividends      46,157      44,256       47,003      49,466      51,926       31,000

  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERENCE DIVIDENDS                                  2.36        2.13         2.29        1.25        1.52          (a)

(a) The deficiency of earnings to cover fixed charges and preference dividends was 5,032 for the year ended December 31, 1998.